UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Southwall Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-2551470
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
3788 Fabian Way, Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Exchange Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                      Description of Registrant’s Securities to be Registered.

For a description of the common stock, $0.001 par value per share (the “Common Stock”) of Southwall Technologies Inc., a Delaware corporation (the “Company”) to be registered hereunder, reference is made to the information set forth under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (File No. 333-85576), originally filed with the Securities and Exchange Commission on April 5, 2002, as amended, including any amendments or reports filed thereafter for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Company’s Common Stock. Such information shall be deemed to be incorporated by reference into this registration statement on Form 8-A.

On March 9, 2011, the Company completed a 1-for-5 reverse stock split of its Common Stock, pursuant to previously obtained stockholder approval on May 12, 2010.   In connection with the reverse stock split, the Company also reduced the number of its authorized shares of Common Stock from 50 million to 10 million to reflect the reverse stock split ratio.

Item 2.                      Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

Date:	March 29, 2011	By:	/s/ Dennis F. Capovilla
Name: Dennis F. Capovilla
Title: Chief Executive Officer
(Principal Executive Officer)